EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Tompkins Trustco, Inc.:



We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Tompkins Trustco, Inc. of our report dated January 22, 2001 relating to the consolidated statements of condition of Tompkins Trustco, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report has been included in the December 31, 2000 annual report on Form 10-K of Tompkins Trustco, Inc.



/s/ KPMG

Syracuse, New York
December 19, 2001

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